Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER 2023 RESULTS

●	3Q23 EPS of $3.40
●	3Q23 Net Income and EBITDA of $119.9 million and $175.1 million, respectively
●	Year-over-year decrease in 3Q23 consolidated operating income driven primarily by lower contribution from China service
●	Repurchased approximately 0.3 million shares in 3Q23

HONOLULU, Hawaii (October 30, 2023) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $119.9 million, or $3.40 per diluted share, for the quarter ended September 30, 2023. Net income for the quarter ended September 30, 2022 was $266.0 million, or $6.89 per diluted share. Consolidated revenue for the third quarter 2023 was $827.5 million compared with $1,114.8 million for the third quarter 2022.

“Matson’s Ocean Transportation and Logistics business segments continued to perform well despite a challenging business environment and relatively difficult economic conditions impacting the U.S. consumer,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service experienced solid freight demand despite the muted peak season in the Transpacific tradelane but generated lower year-over-year volume and freight rates, which were the primary contributors to the year-over-year decline in our consolidated operating income. Currently in the Transpacific marketplace, we continue to see a reduction of deployed capacity in light of lower volumes as a result of lower consumer demand for retail goods. Absent an economic ‘hard landing’ in the U.S., we expect trade dynamics in 2024 to be comparable to 2023 as consumer-related spending activity is expected to remain stable. Regardless of the economic backdrop, we expect to continue to earn a significant rate premium to the Shanghai Containerized Freight Index reflecting our fast and reliable ocean services and unmatched destination services.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw lower year-over-year volumes in Hawaii, Alaska and Guam compared to the year ago period. The year-over-year decline in Hawaii volume was primarily due to lower general demand. The year-over-year volume declines in Guam and Alaska were primarily driven by lower general demand and lower seafood volume, respectively. In Logistics, operating income decreased year-over-year primarily due to a lower contribution from transportation brokerage.”

“Looking ahead, we expect Matson’s consolidated operating income in the fourth quarter of 2023 to be higher than the level achieved in the first quarter of 2023,” said Mr. Cox.

Third Quarter 2023 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the third quarter 2023 was 1.9 percent lower year-over-year. The decrease was primarily due to lower general demand. In August, Maui experienced a significant economic disruption from devastating wildfires. According to UHERO’s most recent economic report1, tourism to the island may not fully recover in the next several years, and the rebuilding of homes and businesses may take many years. In the near-term, Matson expects economic growth in Hawaii to moderate as tourism and visitor arrivals slowly rebound from the effects of the Maui wildfires.

In China, the Company’s container volume in the third quarter 2023 decreased 1.3 percent year-over-year. The decrease was primarily due to CCX volume in the third quarter 2022 (the CCX service was discontinued in the third quarter 2022) partially offset by higher volume in the CLX+ service. Matson continued to realize a significant rate premium over the Shanghai Containerized Freight Index (“SCFI”) in the third quarter 2023 but achieved average freight rates that were lower than in the year ago period. Currently in the Transpacific marketplace, the Company continues to see a reduction of deployed capacity in light of lower volumes as a result of lower consumer demand for retail goods. Absent an economic ‘hard landing’ in the U.S., the Company expects trade dynamics in 2024 to be comparable to 2023 as consumer-related spending activity is expected to remain stable. Regardless of the economic backdrop, Matson expects to continue to earn a significant rate premium to the SCFI reflecting its fast and reliable ocean services and unmatched destination services.

In Guam, the Company’s container volume in the third quarter 2023 decreased 1.9 percent year-over-year primarily due to lower general demand. In the near-term, the Company expects continued improvement in the Guam economy with a low unemployment rate and a modest increase in tourism from low levels.

In Alaska, the Company’s container volume for the third quarter 2023 decreased 9.1 percent year-over-year due to (i) lower export seafood volume from the Alaska-Asia Express service (“AAX”), (ii) lower northbound volume due to lower retail-related demand and (iii) lower southbound volume due to lower domestic seafood volume. In the near-term, the Company expects the Alaska economy to continue to benefit from low unemployment and increased energy-related exploration and production activity as a result of elevated oil prices.

The contribution in the third quarter 2023 from the Company’s SSAT joint venture investment was $1.3 million, or $22.1 million lower than the third quarter 2022. The decrease was primarily driven by lower demurrage revenue and lower lift volume.

Logistics: In the third quarter 2023, operating income for the Company’s Logistics segment was $13.9 million, or $6.2 million lower compared to the level achieved in the third quarter 2022. The decrease was primarily due to a lower contribution from transportation brokerage.

1 UHERO report dated September 22, 2023: https://uhero.hawaii.edu/wp-content/uploads/2023/09/23Q3_Forecast.pdf

Results By Segment

Ocean Transportation — Three months ended September 30, 2023 compared with 2022

	Three Months Ended September 30,
(Dollars in millions)	2023	2022	Change
Ocean Transportation revenue	$669.4	$918.5	$(249.1)	(27.1)%
Operating costs and expenses	(551.2)	(603.3)	52.1	(8.6)%
Operating income	$118.2	$315.2	$(197.0)	(62.5)%
Operating income margin	17.7%	34.3%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	37,000	37,700	(700)	(1.9)%
Hawaii automobiles	10,100	11,300	(1,200)	(10.6)%
Alaska containers	21,900	24,100	(2,200)	(9.1)%
China containers	39,000	39,500	(500)	(1.3)%
Guam containers	5,300	5,400	(100)	(1.9)%
Other containers (2)	4,300	6,000	(1,700)	(28.3)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $249.1 million, or 27.1 percent, during the three months ended September 30, 2023, compared with the three months ended September 30, 2022. The decrease was primarily due to lower average freight rates in China.

On a year-over-year FEU basis, Hawaii container volume decreased 1.9 percent primarily due to lower general demand; Alaska volume decreased 9.1 percent due to (i) lower export seafood volume from the AAX, (ii) lower northbound volume due to lower retail-related demand and (iii) lower southbound volume due to lower domestic seafood volume; China volume was 1.3 percent lower primarily due to CCX volume in 3Q22 (the CCX service was discontinued in 3Q22) partially offset by higher volume in the CLX+ service; Guam volume was 1.9 percent lower primarily due to lower general demand; and Other containers volume decreased 28.3 percent.

Ocean Transportation operating income decreased $197.0 million during the three months ended September 30, 2023, compared with the three months ended September 30, 2022. The decrease was primarily due to lower freight rates in China and a lower contribution from SSAT, partially offset by (i) higher volume in the CLX+ service and (ii) lower operating costs and expenses (including fuel-related expenses) primarily related to the discontinuation of the CCX service.

The Company’s SSAT terminal joint venture investment contributed $1.3 million during the three months ended September 30, 2023, compared to a contribution of $23.4 million during the three months ended September 30, 2022. The decrease was primarily driven by lower demurrage revenue and lower lift volume.

Ocean Transportation — Nine months ended September 30, 2023 compared with 2022

	Nine Months Ended September 30,
(Dollars in millions)	2023	2022	Change
Ocean Transportation revenue	$1,837.3	$2,911.6	$(1,074.3)	(36.9)%
Operating costs and expenses	(1,608.9)	(1,710.2)	101.3	(5.9)%
Operating income	$228.4	$1,201.4	$(973.0)	(81.0)%
Operating income margin	12.4%	41.3%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	108,600	112,400	(3,800)	(3.4)%
Hawaii automobiles	29,300	30,500	(1,200)	(3.9)%
Alaska containers	62,200	67,000	(4,800)	(7.2)%
China containers	105,800	134,800	(29,000)	(21.5)%
Guam containers	15,100	16,200	(1,100)	(6.8)%
Other containers (2)	12,800	17,500	(4,700)	(26.9)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $1,074.3 million, or 36.9 percent, during the nine months ended September 30, 2023, compared with the nine months ended September 30, 2022. The decrease was primarily due to lower average freight rates and volume in China.

On a year-over-year FEU basis, Hawaii container volume decreased 3.4 percent primarily due to lower general westbound demand and lower eastbound volume; Alaska volume decreased 7.2 percent due to (i) lower export seafood volume from the AAX and (ii) lower southbound volume primarily due to lower domestic seafood volume; China volume was 21.5 percent lower primarily due to (a) CCX volume in the first nine months of 2022 (the CCX service was discontinued in the third quarter 2022) and (b) lower demand for the CLX and CLX+ services including three less CLX+ sailings; Guam volume was 6.8 percent lower primarily due to lower general demand; and Other containers volume decreased 26.9 percent.

Ocean Transportation operating income decreased $973.0 million during the nine months ended September 30, 2023, compared with the nine months ended September 30, 2022. The decrease was primarily due to lower freight rates and volume in China and a lower contribution from SSAT, partially offset by (i) lower operating costs and expenses (including fuel-related expenses) primarily related to the discontinuation of the CCX service and (ii) lower fuel costs and the timing of fuel-related surcharge collections.

The Company’s SSAT terminal joint venture investment contributed $(1.9) million during the nine months ended September 30, 2023, compared to a contribution of $82.1 million during the nine months ended September 30, 2022. The decrease was primarily driven by lower demurrage revenue and lower lift volume.

Logistics — Three months ended September 30, 2023 compared with 2022

	Three Months Ended September 30,
(Dollars in millions)	2023	2022	Change
Logistics revenue	$158.1	$196.3	$(38.2)	(19.5)%
Operating costs and expenses	(144.2)	(176.2)	32.0	(18.2)%
Operating income	$13.9	$20.1	$(6.2)	(30.8)%
Operating income margin	8.8%	10.2%

Logistics revenue decreased $38.2 million, or 19.5 percent, during the three months ended September 30, 2023, compared with the three months ended September 30, 2022. The decrease was primarily due to lower revenue in transportation brokerage.

Logistics operating income decreased $6.2 million, or 30.8 percent, during the three months ended September 30, 2023, compared with the three months ended September 30, 2022. The decrease was primarily due to a lower contribution from transportation brokerage.

Logistics — Nine months ended September 30, 2023 compared with 2022

	Nine Months Ended September 30,
(Dollars in millions)	2023	2022	Change
Logistics revenue	$468.4	$629.8	$(161.4)	(25.6)%
Operating costs and expenses	(429.3)	(570.2)	140.9	(24.7)%
Operating income	$39.1	$59.6	$(20.5)	(34.4)%
Operating income margin	8.3%	9.5%

Logistics revenue decreased $161.4 million, or 25.6 percent, during the nine months ended September 30, 2023, compared with the nine months ended September 30, 2022. The decrease was primarily due to lower revenue in transportation brokerage and supply chain management.

Logistics operating income decreased $20.5 million, or 34.4 percent, during the nine months ended September 30, 2023, compared with the nine months ended September 30, 2022. The decrease was primarily due to lower contributions from transportation brokerage and supply chain management.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $93.3 million from $249.8 million at December 31, 2022 to $156.5 million at September 30, 2023, which excludes $591.6 million in cash and interest deposited in the Capital Construction Fund. Matson generated net cash from operating activities of $399.1 million during the nine months ended September 30, 2023, compared to $1,102.5 million during the nine months ended September 30, 2022. Capital expenditures totaled $187.5 million for the nine months ended September 30, 2023, compared with $125.3 million for the nine months ended September 30, 2022. Total debt decreased by $67.2 million during the nine months to $450.3 million as of September 30, 2023, of which $410.6 million was classified as long-term debt.2 As of September 30, 2023, Matson had available borrowings under its revolving credit facility of $642.6 million.

During the third quarter 2023, Matson repurchased approximately 0.3 million shares for a total cost of $25.8 million. As of the end of the third quarter 2023, there were approximately 3.0 million shares remaining in its share repurchase program. Matson’s Board of Directors also declared a cash dividend of $0.32 per share payable on December 7, 2023 to all shareholders of record as of the close of business on November 9, 2023.

2 Total debt is presented before any reduction for deferred loan fees as required by GAAP.

Teleconference and Webcast

A conference call is scheduled on October 30, 2023 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s third quarter results.

Date of Conference Call:	Monday, October 30, 2023
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BIabc974c5c766420eb206a5fbc2636f94

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from ports in Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results; operating income; volume, rate and freight demand levels; seasonality trends; deployed capacity in the Transpacific; consumer demand; consumer-related spending activity; trade dynamics; Matson’s rate premium to the Shanghai Containerized Freight Index; economic growth and drivers in Hawaii, Alaska and Guam; tourism levels; recovery from the Maui wildfires; unemployment rates; lift volume at SSAT; freight forwarding demand; intermodal and highway brokerage demand and capacity; timing of milestone payments; tax rates; capital allocation plans; energy-related exploration and production activity; oil prices; and timing of return of annual financial outlook. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Operating Revenue:
Ocean Transportation	$669.4	$918.5	$1,837.3	$2,911.6
Logistics	158.1	196.3	468.4	629.8
Total Operating Revenue	827.5	1,114.8	2,305.7	3,541.4

Costs and Expenses:
Operating costs	(624.1)	(738.4)	(1,826.3)	(2,170.5)
Income (Loss) from SSAT	1.3	23.4	(1.9)	82.1
Selling, general and administrative	(72.6)	(64.5)	(210.0)	(192.0)
Total Costs and Expenses	(695.4)	(779.5)	(2,038.2)	(2,280.4)

Operating Income	132.1	335.3	267.5	1,261.0
Interest income	9.3	1.3	26.2	1.3
Interest expense	(2.4)	(5.0)	(9.8)	(14.3)
Other income (expense), net	1.2	2.5	4.8	6.3
Income before Taxes	140.2	334.1	288.7	1,254.3
Income taxes	(20.3)	(68.1)	(54.0)	(268.4)
Net Income	$119.9	$266.0	$234.7	$985.9

Basic Earnings Per Share	$3.42	$6.95	$6.59	$24.83
Diluted Earnings Per Share	$3.40	$6.89	$6.56	$24.65

Weighted Average Number of Shares Outstanding:
Basic	35.1	38.3	35.6	39.7
Diluted	35.3	38.6	35.8	40.0

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In millions)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$156.5	$249.8
Other current assets	479.3	509.8
Total current assets	635.8	759.6
Long-term Assets:
Investment in SSAT	81.4	81.2
Property and equipment, net	2,058.5	1,962.5
Goodwill	327.8	327.8
Intangible assets, net	180.8	174.9
Capital Construction Fund	591.6	518.2
Other long-term assets	416.9	505.8
Total long-term assets	3,657.0	3,570.4
Total assets	$4,292.8	$4,330.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$39.7	$76.9
Other current liabilities	530.9	504.7
Total current liabilities	570.6	581.6
Long-term Liabilities:
Long-term debt, net of deferred loan fees	398.7	427.7
Deferred income taxes	639.3	646.5
Other long-term liabilities	293.9	377.3
Total long-term liabilities	1,331.9	1,451.5

Total shareholders’ equity	2,390.3	2,296.9
Total liabilities and shareholders’ equity	$4,292.8	$4,330.0

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2023	2022
Cash Flows From Operating Activities:
Net income	$234.7	$985.9
Reconciling adjustments:
Depreciation and amortization	108.1	105.6
Amortization of operating lease right of use assets	108.2	113.9
Deferred income taxes	(9.3)	146.3
Share-based compensation expense	17.6	15.5
Loss (income) from SSAT	1.9	(82.1)
Distributions from SSAT	—	40.3
Other	(1.7)	(0.2)
Changes in assets and liabilities:
Accounts receivable, net	(37.1)	13.9
Deferred dry-docking payments	(17.3)	(16.7)
Deferred dry-docking amortization	18.6	18.6
Prepaid expenses and other assets	65.8	(110.2)
Accounts payable, accruals and other liabilities	34.4	(5.0)
Operating lease liabilities	(109.9)	(113.8)
Other long-term liabilities	(14.9)	(9.5)
Net cash provided by operating activities	399.1	1,102.5

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(52.1)	(11.9)
Other capital expenditures	(135.4)	(113.4)
Proceeds from disposal of property and equipment, net	0.1	0.4
Payment for intangible asset acquisition	(12.4)	(3.0)
Cash deposits and interest into the Capital Construction Fund	(120.8)	(579.7)
Withdrawals from Capital Construction Fund	49.9	14.7
Net cash used in investing activities	(270.7)	(692.9)

Cash Flows From Financing Activities:
Repayments of debt	(67.2)	(97.2)
Dividends paid	(33.8)	(36.9)
Repurchase of Matson common stock	(108.2)	(296.9)
Tax withholding related to net share settlements of restricted stock units	(12.5)	(19.6)
Net cash used in financing activities	(221.7)	(450.6)

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(93.3)	(41.0)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	253.7	287.7
Cash, Cash Equivalents and Restricted Cash, End of the Period	$160.4	$246.7

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$156.5	$242.8
Restricted Cash	3.9	3.9
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$160.4	$246.7

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest (including debt prepaid fees)	$9.6	$13.6
Income tax payments (refunds), net	$(5.3)	$212.4

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$7.8	$3.9
Non-cash payment for intangible asset acquisition	$4.1	$2.2

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

		Three Months Ended
		September 30,			Last Twelve
(In millions)		2023	2022	Change	Months
Net Income		$119.9	$266.0	$(146.1)	$312.7
Subtract:	Interest income	(9.3)	(1.3)	(8.0)	(33.1)
Add:	Interest expense	2.4	5.0	(2.6)	13.5
Add:	Income taxes	20.3	68.1	(47.8)	74.0
Add:	Depreciation and amortization	35.6	33.9	1.7	141.7
Add:	Dry-dock amortization	6.2	5.7	0.5	24.9
EBITDA (1)		$175.1	$377.4	$(202.3)	$533.7

		Nine Months Ended
		September 30,
(In millions)		2023	2022	Change
Net Income		$234.7	$985.9	$(751.2)
Subtract:	Interest income	(26.2)	(1.3)	(24.9)
Add:	Interest expense	9.8	14.3	(4.5)
Add:	Income taxes	54.0	268.4	(214.4)
Add:	Depreciation and amortization	106.4	103.9	2.5
Add:	Dry-dock amortization	18.6	18.6	—
EBITDA (1)		$397.3	$1,389.8	$(992.5)

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.